Exhibit 3.1

CUSTODIAN AGREEMENT dated as of 16 December, 2011 between Millicom International Cellular S.A.  (the “Company”) and SKANDINAVISKA ENSKILDA BANKEN AB (publ), a banking association organized under the laws of Sweden and any successor as custodian hereunder (the “Custodian”).

W I T N E S S E T H:

WHEREAS, the Company’s shares are currently deposited with Carnegie Investment Bank AB (“Carnegie”), who has issued Swedish Depository Receipts representing the shares so deposited;

WHEREAS, Carnegie’s assignment as custodian of the shares in the Company will terminate on 31 December 2011, and in connection therewith Carnegie will cease to be the issuer of Swedish Depository Receipts representing the shares so deposited;

WHEREAS, the Company has decided to engage the Custodian (as hereinafter defined) for the services currently provided by Carnegie, and therefore desires to provide for (i) the Deposit of the Shares (as hereinafter defined) with the Registrar for the account of the Custodian, (ii) for the Deposit of additional Shares from time to time thereafter with the Registrar for the account of the Custodian, and (iii) for the issuance of SDRs (as hereinafter defined) representing the Shares so deposited, such SDRs to be issued by the Custodian in accordance with the General Terms and Conditions (as defined below); and

NOW, THEREFORE, in consideration of the premises it is agreed by and between the parties hereto as follows:

ARTICLE I

DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the respective terms used in this Custodian Agreement.

SECTION 1.00. Articles of Association. The term “Articles of Association” shall mean the articles of association of the Company, as the same may be amended and restated from time to time in accordance with the provisions of applicable Luxembourg law.

SECTION 1.01. AST. The term “AST” shall mean the American Stock Transfer & Trust Company, LLC.

SECTION 1.02. Beneficial Owner. The term “Beneficial Owner” shall mean the person or persons beneficially owning SDRs registered in a VPC Account opened by its authorized nominee.

SECTION 1.03. Business Day. The term “Business Day” shall mean any day where banks both in Luxembourg and Sweden are generally open to the public.

SECTION 1.04. Cash Account. The term Cash Account shall mean the cash account SEK 5851-10 772 43  opened with the Custodian in the name of the Company.

SECTION 1.54. Company . The term “Company” shall mean Millicom International Cellular S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand-Duchy of Luxembourg, with its registered office at 15, rue Léon Laval, L-3372 Leudelange, Grand Duchy of  Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number  B 40.630.

SECTION 1.06. Custodian. The term “Custodian” shall mean Skandinaviska Enskilda Banken AB (publ), reg. no. 502032-9081, a company existing under the laws of Sweden, having its registered address at Kungsträdgårdsgatan 8, SE-106 40 Stockholm, as issuer of SDRs in accordance with the terms of this Custodian Agreement including the General Terms and Conditions and any other exhibit hereto.

SECTION 1.07. Custodian Agreement. The term “Custodian Agreement” shall mean this Custodian Agreement, as the same may be amended from time to time in accordance with the provisions hereof.

SECTION 1.08. Deposit. The term “Deposit” shall mean the deposit of Shares with the Custodian by registration of the Custodian as owner of the Shares in lieu of the Holders in either the share register of the Company as set out in Section 2.01 (i) below, or the register maintained by AST as set out in Section 2.01 (ii) below, for the issuance of SDRs in accordance with Section 2.01.

SECTION l.09. Deposited Securities. The term “Deposited Securities” shall mean (i) all Shares at such time deposited under this Custodian Agreement and (ii) any and all other securities, property and entitlements for cash distributions received by the Custodian in respect of or in lieu of such deposited Shares unless or until distributed to Holders.

SECTION 1.10. EURO. SEK. The term “EURO” shall mean the lawful currency of Luxembourg. The term “SEK” shall mean the lawful currency of the Kingdom of Sweden.

SECTION 1.11. Euroclear Sweden. The term “Euroclear Sweden” shall mean Euroclear Sweden AB, a company organized under the Swedish Companies Act (2005:551), or any successor thereto which serves as the Swedish Central Securities Depository, registers securities and carries out other data processing functions for the VPC Register in accordance with the Swedish Financial Instruments Accounts Act (1998:1479).

SECTION 1.12.  General Terms and Conditions. The term “General Terms and Conditions” shall mean the Custodian’s terms and conditions for SDRs applicable towards the Holders and Beneficial Owners and under which the SDRs will be issued and governed, as amended from time to time. The General Terms and Conditions, and the English Translation thereof are attached hereto as Exhibit A.

SECTION 1.13. Holder. The term “Holder” shall mean the person or persons in whose name SDRs are registered in a VPC Account, regardless of whether such person is the Beneficial Owner or a Nominee according to the Swedish Financial Instruments Accounts Act.

SECTION 1.14. Nominee. The term “Nominee” shall mean any bank or other financial institution authorized as nominee (Sw. förvaltare) in accordance with the Swedish Financial Instruments Accounts Act.

SECTION 1.15. Principal Stockholm Office. The term “Principal Stockholm Office”, when used with respect to the Custodian, shall be an office of the Custodian in the City of Stockholm, Sweden, which, at the date of this Custodian

Agreement, is located at Kungsträdgårdsgatan 8, SE-106 40 Stockholm, Sweden.

SECTION 1.16. Registrar. The term “Registrar” shall mean, as of the date hereof, Skandinaviska Enskilda Banken S.A., in its capacity as keeper of the share register of the Company, and any other firm or corporation that may be appointed by the Company and approved by the Custodian and which is established in Luxembourg and duly authorized to act as share registrar in accordance with Luxembourg law and practices.

SECTION 1.17. SDRs. The term “SDRs” shall mean the Swedish depositary receipts issued by the Custodian in accordance with the Swedish Financial Instruments Accounts Act, and shall evidence the rights and the interests in the Deposited Securities granted to the Holders and Beneficial Owners pursuant to the terms and conditions of this Custodian Agreement and the General Terms and Conditions. Each SDR shall represent one (l) Share until there shall occur a distribution in accordance with Section 4.03 or a change in accordance with Section 4.08 with respect to which additional SDRs are not delivered, and thereafter each SDR shall represent the right to receive the Deposited Securities specified in such sections.

SECTION 1.18. Shares. The term “Shares” shall mean shares of the Company validly issued from time to time and fully paid; provided, however, that, if there shall occur any change in nominal value, split-up or consolidation or any other reclassification or, upon the occurrence of an event described in Section 4.08, an exchange or conversion in respect of the Shares, the term “Shares” shall thereafter represent the successor securities resulting from such exchange in nominal value, split-up or consolidation or such other reclassification or such exchange or conversion; provided further that in no event shall Shares include evidence of the right to receive Shares with respect to which the full purchase price has not been paid or Shares as to which pre-emptive rights (if any) have theretofore not been validly waived or exercised.

SECTION 1.19. Stockholmsbörsen. The term “Stockholmsbörsen” shall mean NASDAQ OMX Stockholm AB.

SECTION 1.20.  Swedish Financial Instruments Accounts Act. The term “Swedish Financial Instruments Accounts Act” means lagen (1998:1479) om kontoföring av finansiella instrument as amended from time to time, or any successor Act governing the registration of securities in Sweden.

SECTION 1.21. VPC Account. The term “VPC Account” shall mean each account at Euroclear Sweden AB in which SDRs are or may be registered.

SECTION 1.22. VPC Agreement. The term “VPC Agreement” shall mean the “Agreement regarding registration of Swedish depository receipts” relating to the SDRs, and entered into by the Custodian and Euroclear Sweden (Sw. Avtal avseende registrering av svenska depåbevis (SDB) avseende aktier), as the same shall be amended from time to time in accordance with the provisions thereof.

SECTION 1.23. VPC Register. The term “VPC Register” shall mean the book-entry verification register kept by Euroclear Sweden for the SDRs in accordance with the Swedish Financial Instruments Accounts Act, consisting of a register of all issued SDRs and the Holders.

ARTICLE II

DEPOSIT OF SHARES, BOOK-ENTRY SYSTEM, LISTING ON STOCKHOLMSBÖRSEN, EXECUTION AND DELIVERY, TRANSFER AND SURRENDER OF SDRs. ETC

SECTION 2.01. Deposit of Shares. The Company will make the Deposit of Shares by registration of the Custodian as owner of the Shares in lieu of the Holders in either (i) the share register of the Company kept by the Registrar in Luxembourg or (ii) the register in relation to the Shares kept by AST in the United States, and the Custodian shall exercise all rights attached to the Shares as owner of the Shares on behalf of the Holders. The parties acknowledge that as of the date of this Custodian Agreement, Carnegie is registered as owner of the Shares in lieu of the Holders in either the share register of the Company as set out in (i) above, or in the register maintained by AST as set out in (ii) above.

Subject to the terms and conditions of this Custodian Agreement and the General Terms and Conditions, the Custodian shall accept additional Shares for Deposit in each case when such Deposit is made, by registration of the Custodian as owner of the Shares on behalf of the Holders in either the share register of the Company as set out in (i) above, or the register maintained by AST as set out in (ii) above, provided however, that prior to such Deposit, the person depositing such Shares, shall deliver

(1) to the Company or AST as, and to the extent, applicable, the physical share certificate representing the Share, together with a request from the person depositing such Shares or on whose behalf such Shares are deposited, for the approval of the authenticity of the document and the consent of the Deposit of the Shares with the Custodian.

(2) to the Custodian

(i) a written order, from the person depositing the Shares directing the Custodian to arrange to make such adjustment to the VPC Register for the number of SDRs representing such deposited Shares, including the name, address and VPC Account number in which the SDRs are to be registered and if applicable, an approval from the Company pursuant to (1) above,

(ii) any payments and documents required under this Custodian Agreement and under the General Terms and Conditions, and

(iii) such other information and documentation which may be required pursuant to Swedish, Luxembourg or other applicable law.

To the extent applicable, the Custodian shall refuse to accept Shares for Deposit whenever notified, as hereafter provided, if the Company has not approved of the authenticity of a physical share certificate. The Company shall notify the Custodian in writing with respect to any such restrictions on transfer of its Shares for Deposit hereunder.

The Custodian is not entitled to lend Deposited Securities.

SECTION 2.02. Book-entry System, Form and Transferability of SDRs. The Custodian shall arrange to have the SDRs registered in the VPC Register in accordance with the Swedish Financial Instruments Accounts Act and in accordance with the VPC Agreement. The Custodian will, provided that the Deposit of Shares has been made, promptly provide Euroclear Sweden with the instructions necessary for Euroclear Sweden to register the SDRs in the Holders´ respective VPC Accounts.

So long as the SDRs are eligible for book-entry registration with Euroclear Sweden, unless otherwise required by law, such

SDRs shall be represented by registration in VPC Accounts, and no person acquiring SDRs shall receive or be entitled to receive physical delivery of certificates evidencing SDRs. Ownership of the SDRs for or on behalf of Holders shall be shown on the VPC Register maintained by Euroclear Sweden and ownership of SDRs registered in the Nominee’s name shall be shown on the records of the Nominee. The transfer of ownership shall be effected only in accordance with the Swedish Financial Instruments Accounts Act.

SECTION 2.03. Listing on Stockholmsbörsen. The Swedish Depository Receipts issued by Carnegie are currently listed on Stockholmsbörsen, and the parties acknowledge that the SDRs, as issued by the Custodian, will continue to be listed on Stockholmsbörsen until further notice. Should the Company decide to de-list the SDRs from Stockholmsbörsen, the Company shall inform the Custodian as soon as possible.

SECTION 2.04. Execution and Delivery of SDRs. After the Deposit of any Shares pursuant to Section 2.01, the Custodian shall promptly instruct Euroclear Sweden to adjust the VPC Register to reflect such increase in the aggregate number of SDRs then outstanding and credit the relevant VPC Account with such increase, but (a) only upon payment to the Custodian of all taxes and governmental charges and fees payable in connection with such Deposit and the transfer of the Shares and (b) subject to the other terms of this Custodian Agreement, the General Terms and Conditions and the provisions of the Articles of Association of the Company or Swedish, Luxembourg, or any other applicable law.

SECTION 2.05. Combination and Split-up of SDRs. The Custodian shall, subject to the terms and conditions of this Custodian Agreement, upon surrender of an SDR or SDRs for the purpose of effecting a combination or a split-up of such SDR or SDRs, cause Euroclear Sweden to make the necessary adjustments to the VPC Register.

SECTION 2.06. Surrender of SDRs and Withdrawal of Deposited Securities. Subject to the terms and conditions of this Custodian Agreement, the Company’s Articles of Association, Swedish, Luxembourg or any other applicable law, upon receipt by the Custodian of written instructions from a Holder surrendering SDRs, for the purpose of withdrawal of the Deposited Securities represented by the SDRs so surrendered, and upon receipt of:

(1) payment of all taxes and governmental charges payable in connection with such surrender and all other fees or charges in accordance with the General Terms and Conditions, and

(2) written instructions of the Holder regarding delivery,

the Holder of such SDRs shall be directly registered as shareholder in either the Company´s share register as set out in Section 2.01 (i) above, or the register maintained by AST as set out in Section 2.01 (ii) above, for the number of Shares equal to the Holder´s holdings of SDRs. Registration in the share register of the Company as set out in Section 2.01 (i) above, or the register maintained by AST as set out in Section 2.01 (ii) above , shall take place as soon as a corresponding number of SDRs are de-registered in the VPC Register.

SECTION 2.07. Cancellation of Surrendered SDRs. Cancelled SDRs shall not be entitled to any benefits under this Custodian Agreement or be valid or obligatory for any purpose. The Custodian shall upon surrender of SDRs from a Holder cancel the surrendered SDRs by reducing the amount of SDRs on such Holder’s VPC Account by the number of SDRs surrendered by such Holder.

SECTION 2.08. Maintenance of Records. The parties acknowledge that Euroclear Sweden will, in accordance with the

Swedish Financial Instruments Accounts Act, maintain records of all SDRs transferred, deposited, surrendered and SDRs cancelled pursuant to this Custodian Agreement in accordance with the provisions of the VPC Agreement.

ARTICLE III

RIGHTS AND OBLIGATIONS OF HOLDERS OF SDRs

SECTION 3.01. Rights of the Holders of SDRs. The Company and the Custodian shall establish arrangements such that the Holders and Beneficial Owners shall have the opportunity to exercise such rights with respect to the Company as would be exercisable by such Holders and Beneficial Owners if they had owned Shares directly and not SDRs.

SECTION 3.02. Filing Proofs Certificates and Other Information. Any person depositing Shares or any Holder and Beneficial Owner may be required from time to time in accordance with the General Terms and Conditions:

(a) to file with the Custodian such information as the Custodian, the Registrar or the Company may require pursuant to Swedish or foreign law or governmental regulations, and

(b) to execute such certificates and to make such representations and warranties as the Custodian may deem necessary or proper to enable the Custodian to perform its obligations hereunder (including without limitation any obligation under  Swedish, Luxembourg or other applicable laws to withhold taxes or file returns).

Any obligations of Holders in this ARTICLE III must be contained in the General Terms and Conditions in order to be applicable.

ARTICLE IV

RIGHTS RELATING TO THE DEPOSITED SECURITIES, CERTAIN OBLIGATIONS OF THE CUSTODIAN

SECTION 4.01. Fixing of Record Date. Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever, for any reason, the Company causes a change in the number of Shares or other Deposited Securities that are represented by each SDR or any exchange of SDRs is effected, the Company shall, with the prior written consent from the Custodian (which shall not be unreasonably withheld) and in accordance with applicable laws, decide upon a record date (“Record Date”) which shall be applied by the Custodian for the determination of the Holders who are entitled to receive cash dividend or other property, distribution of rights or the net proceeds of the sale thereof, to receive Shares in connection with bonus issues and to otherwise exercise those rights which normally inure to shareholders in the Company.

In conjunction with every distribution of dividends, the Company and the Custodian shall determine the date for the payment of dividends (“Payment Date”). It is the Company’s and the Custodian´s intention, where practically feasible and otherwise appropriate, that the Record Date in Sweden for dividends and other rights in accordance with the above shall correspond to the record date for shareholders of the Company as provided by Luxembourg law and/or the Articles of Association of the Company.

The Custodian shall notify Euroclear Sweden of any Record Date at least five (5) Business Days in advance of such date, provided that routines in accordance with Euroclear Sweden´s rules and regulations from time to time are applicable for payment of dividend in cash. In the case of a distribution of any kind to Holders, including dividends in cash, where such routines with Euroclear Sweden mentioned above are not applicable, the Custodian shall notify Euroclear Sweden of the Payment Date of such distribution, at least 40 Business Days in advance of such date. In addition, the Custodian shall supply Euroclear Sweden with any further information it requires in connection with any distributions in accordance with the VPC Agreement.

SECTION 4.02. Cash Distributions. Whenever the Custodian, receives any cash dividend or other cash distribution by the Company on any Deposited Securities, the Custodian shall, as promptly as practicable prior to payment taking place, convert or cause such dividend or distribution received by the Custodian, to be converted into SEK in accordance with Section 4.06 and such amount shall on the Payment Date determined by the Company and the Custodian be distributed through Euroclear Sweden to the Holders registered in the VPC Register on Record Date as entitled pursuant to Section 4.01 or other holders of the right to the dividend, in proportion to the number of SDRs representing such Deposited Securities held by them respectively; provided, however, that in the event that the Company, Euroclear Sweden, the Custodian or the Registrar shall be required to withhold and do withhold, subject to Section 4.10 hereof, from any cash dividend or other cash distribution in respect of any Shares an amount on account of taxes or other governmental charges, the amount distributed to the Holder in respect of SDRs representing such Shares shall be reduced accordingly. Dividend amounts for each SDR will be payable in SEK rounded down to SEK 0,01 and any balance not so distributable shall be repaid by the Custodian to the Company.

The Company shall notify the Custodian of the gross amount of the cash dividend or distribution per Share in EURO in accordance with Section 4.01.

SECTION 4.03. Distributions in Shares/Bonus Issues.  If any distribution upon any Shares consists of a dividend in, or free bonus distribution of, Shares, (excluding any such distribution where a Holder is given the option to receive cash in lieu of Shares) the Company shall, with the prior written consent from the Custodian (which shall not be unreasonably withheld), determine the manner in which such dividend shall be provided to the Holders. The Custodian shall arrange to adjust the VPC Register to reflect such increase in the aggregate number of SDRs representing such Shares; provided, however, that if for any reason (including any requirement involving that the Company, Euroclear Sweden or the Custodian must withhold an amount on account of taxes or other governmental charges in order for the dividend to be distributed to Holders and Beneficial Owners of SDRs) the Custodian, in its reasonable judgment, after consent from the Company which shall not be unreasonably withheld, deems such distribution not to be feasible, the Custodian and the Company may adopt such method, if any is available, as they may agree is equitable, practicable and in accordance with market practice for the purpose of effecting such distribution. Such methods include the advance payment of any taxes or governmental charges or the sale (a public or private sale) of the Shares to be distributed, or any part thereof, and the net proceeds of any such sale, following deduction for sales costs and taxes, shall be distributed by the Custodian, through Euroclear Sweden, to the Holders entitled thereto as in the case of a distribution received in cash. In the event that Euroclear Sweden or the Custodian shall be required to withhold, and do withhold any taxes or governmental charges subject to Section 4.10 hereof, from any such distribution, the amount distributed to the Holder shall be reduced accordingly. If any Holder is entitled to receive fractional Shares as a result of a distribution of a dividend in, or free bonus distribution of, Shares, the Custodian shall promptly sell such fractional Shares and shall distribute the proceeds of such sale to the Holders entitled thereto as promptly as practicable.

SECTION 4.04. New issue of Shares etc. In the event that the Company decides on a new issue of Shares, issuance of convertible debentures, warrants or other rights to the shareholders, the Custodian shall inform the Holders thereof and of the principal terms and conditions for such issue. The Custodian shall procure that the rights to subscribe for additional Shares, convertible debentures, warrants or other rights are distributed and offered to the Holders as soon as possible. Alternatively, the Company and the Custodian may agree, to the extent permitted by the General Terms and Conditions, that the Custodian instead shall offer to the  Holders that they shall instruct the Custodian to subscribe for such Shares, convertible debentures, warrants or other rights on behalf of Holders. When the Custodian has subscribed for and received such Shares, convertible debentures, warrants or other rights in accordance with the instructions of the Holder, the Custodian shall, to the extent practically possible, procure that the corresponding registration is effected to the credit of the VPC Account of the Holder. If by the terms of such rights offering, including if such financial instruments or rights would not be dematerialized electronically, or by reason of applicable law, the Custodian may not, or is unable to, make such rights available to such Holders, the Custodian and the Company may agree, if they deem that to be a method that is equitable, practicable and in accordance with market practice, that the Custodian shall dispose of such rights and make the net proceeds available to such Holders, or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such Holders.

SECTION 4.05. Cash/Share Alternative Distributions and Distributions Other Than Cash, Shares or Rights. Whenever the Custodian shall receive any distribution other than cash, Shares or rights upon any Deposited Securities, including a distribution whereby the Holders are offered the option of receiving either cash or securities, the Custodian shall cause such cash, securities or property to be distributed to the Holders entitled thereto, as promptly as practicable, in proportion to the number of SDRs representing such Deposited Securities held by them respectively, in any manner that the Custodian shall decide; provided, however, that, if the Custodian cannot cause such cash, securities or property to be distributed or such distribution cannot be made proportionately among the Holders entitled thereto, or if for any other reason (including any requirement involving that Euroclear Sweden or the Custodian must withhold an amount on account of taxes or other governmental charges in order for the dividend to be distributed to Holders) the Custodian deems, after consent from the Company which shall not be unreasonably withheld, such distribution not to be feasible, the Custodian and the Company may adopt such method, if any be available, that is equitable, practicable and in accordance with market practice for the purpose of effecting such distribution, including the sale (a public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale shall be distributed by the Custodian to the Holders entitled thereto as in the case of a distribution received in cash and any unsold balance of such securities or property shall be distributed by the Custodian to the Holders entitled thereto. In the event that Euroclear Sweden or the Custodian shall be required to withhold, and does withhold, any taxes or governmental charges subject to Section 4.10 hereof, from any such distribution, the amount distributed to the Holder shall be reduced accordingly.

SECTION 4.06. Conversion of Foreign Currency. If the Custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, the Custodian shall convert the funds received into SEK. In such event, the Custodian shall use its best efforts to obtain the best exchange rate, in the reasonable opinion of the Custodian, and shall, if practically possible, consult the Company before executing the conversion.

SECTION 4.07. Voting of Deposited Securities. The Company shall inform the Custodian of any shareholders’ meeting to be held in the Company as soon as a date for a shareholders’ meeting has been resolved by the board of directors. As regards annual shareholders’ meetings, the Company shall inform the Custodian no later than two (2) months in advance of such  meeting and as regards any extraordinary shareholders meetings, the Company shall inform the Custodian as soon as practically possible and prudent. The Company further undertakes to inform the Custodian of tentatively planned shareholders’ meetings if the Company, in its sole discretion, deems it appropriate to disclose such information.

The Company shall, in consultation with the Custodian, within any time period prescribed by Luxembourg and other laws applicable to the Company, inform the Holders of any shareholders´ meeting to be held in the Company. The information shall be published in accordance with the General Terms and Conditions, and such publication shall include (i) the contents set forth in the notice from the Company of the shareholders´ meeting, (ii) instructions regarding any measures to be taken by the Holder in order to authorise a proxy holder to exercise any rights attached to the Shares which are represented by SDRs and (iii) instructions regarding any measures to be taken by the Holder to be able to attend the shareholders´ meeting. The Company and the Custodian shall before any shareholders’ meeting in consultation and in accordance with applicable laws agree on a record date to be applied by Custodian for determining which Holders are entitled to participate in the proceedings of and to vote at general meetings of shareholders. Only Holders which are registered in the VPC Register on such record date may exercise the rights mentioned in (ii) and (iii) above. On the record date, the Custodian will report the preliminary results of their tabulation of attendance to the Company which shall be subject to further rectification to be notified by the Custodian as soon as practically possible but at the latest 3 Business Days after the record date or another date as agreed between the Custodian and the Company. In no event may such rectifications mean that the Custodian accept notices to attend a general meeting which was not received on or before the record date.

The Company shall at all times publish notices of shareholders´ meetings in accordance with Luxembourg law and other applicable rules and regulations.

Well in advance of the shareholders’ meetings, the Custodian undertakes to make arrangements so that proxies, with full power of substitution, are issued by the Custodian to each Holder who has announced his or her intention to participate in the proceedings of the shareholders meetings to allow each of them to represent the Custodian at the shareholders meetings for the number of Shares represented by the SDRs held by each Holder. Furthermore, the Custodian and the Company undertake to make arrangements so that proxies are available to each Holder who has announced his or her intention to participate in the proceedings of the shareholders meetings to allow each of them to designate a third party as attorney to represent him or her at the shareholders meetings. Such proxies received by the Custodian shall be submitted to the Company together with a list of Holders to whom proxies have been issued by the Custodian no later than one (1) Business Day prior to the shareholders meeting.

The Custodian undertakes not to represent Shares for which the Holder has not notified its intention to participate or vote at such shareholders´ meeting either personally or by proxy. The Custodian shall not itself exercise any voting discretion over any Shares.

SECTION 4.08. Changes Affecting Deposited Securities. Upon any change in par value, split-up, consolidation or any other reclassification of Shares, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities or property that shall be received by the Custodian in exchange for, or in conversion, replacement or otherwise in respect of, Deposited Securities shall be treated as new Deposited Securities under this Custodian Agreement, and the SDRs shall, subject to the terms of this Custodian Agreement, the General Terms and Conditions and applicable laws thereafter represent the new Deposited Securities so received in exchange or conversion. The Custodian shall cause appropriate adjustments to be made in the records of Euroclear Sweden in respect of the number of SDRs issued, as in case of a stock dividend on the Shares, to reflect SDRs representing such new Deposited Securities.

Immediately upon the occurrence of any such change, conversion or exchange covered by this Section 4.08 in respect of the Shares, the Custodian shall provide notice thereof in writing, as supplied by the Company, to be given to all Holders.

Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to all Holders, the Custodian and the Company  may agree, if they deem that to be equitable, practicable and in accordance with market practice, that the Custodian shall sell such securities (a public or private sale), at such place or places and upon such terms as the Company and the Custodian may deem proper, and may allocate the net proceeds of such sales for the account of the Holders otherwise entitled to such securities upon an averaged or other practicable basis and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash.

SECTION 4.09. Transmittal of Company Notices, Reports and Communications. On or before the first date on which the Company gives notice, by publication or otherwise, of any meeting of holders of Shares or of any adjourned meeting of such holders, or of the taking of any action by such holders of Shares other than at a meeting, or of the taking of any action in respect of any cash or other distribution or offering of any rights in respect of the Shares, the Company will transmit to the Custodian and Euroclear Sweden a copy of the notice thereof in the form given or to be given to holders of Shares in English unless the Company deems, in each individual case, a translation of a document into Swedish to be appropriate due to the contents or the purpose of the document. The Custodian shall by order of the Company send to Holders the information which the Custodian has obtained from the Company or a summary of the information if the Company deems it sufficient in each case. The information shall be sent by mail to all Holders to the address listed in the VPC Register. The Custodian may, in lieu of mailing notices and provided that the Company has given the Custodian its written consent, publish the notice in at least one Swedish daily newspaper with nation-wide coverage.

The Company shall, on request from a Holder send the Company’s annual report to such Holder. The Company shall also publish applicable stock market information in accordance with the requirements for listing on the Stockholmsbörsen.

The Custodian shall, upon request, make available for inspection during ordinary business hours by Holders at its Principal Stockholm Office copies of the General Terms and Conditions, and any notices, reports or communications, received from the Company which are made generally available by the Company to the holders of Shares. Any notices, reports or communications shall be kept by the Custodian for one year. The Company shall provide the Custodian with:

(i) a current copy of the Articles of Association promptly after any amendment to such documents shall be made, and

(ii) with any other rules or regulations requested from the Custodian by a Holder.

SECTION 4.10. Taxes. In conjunction with the payment of dividends to Holders, the Company, the Custodian, the Registrar, Euroclear Sweden or any other party shall withhold and pay to the tax authorities in Luxembourg and in Sweden any required amounts of tax (including any Swedish preliminary tax regarding dividends, e.g. for private individuals domiciled in Sweden and estates of such individuals). In the event the Company, the Registrar, the Custodian or Euroclear Sweden or representatives or agents of the foregoing determine that dividends in cash, shares, rights, or other property are subject to taxation or other public fees which must be withheld, the Company, the Registrar, the Custodian, Euroclear Sweden or representatives or agents of any of the foregoing shall be entitled, to the extent permitted under applicable law and subject to the terms and conditions of this Custodian Agreement, to withhold cash amounts or sell all or part of such property as is financially and practically necessary to sell in order to be able to pay such taxes and fees. The remaining proceeds, following deduction of taxes and fees, shall be paid by the Custodian to the Holders who are entitled thereto. Holders shall be liable for deficiencies which may arise in conjunction with any sale pursuant to the above.

The payment of dividends to Holders shall be made without any deduction of any costs, fees, or equivalents thereto which are related to the Company, the Custodian, the Registrar or other parties except for any Luxembourg withholding tax which must be withheld from dividend payments to Holders and any Swedish preliminary tax which must be withheld pursuant to Swedish law, or any other measures required in respect of taxes or charges imposed by Luxembourg or Swedish authorities.

In connection with any distribution of dividends to Holders, the Custodian shall provide Euroclear Sweden with such information regarding amounts withheld as Euroclear Sweden requires in accordance with the VPC Agreement. In addition, the Custodian shall, on request from a Holder, provide such Holder with any information the Custodian may possess in order to enable a Holder or its agent to claim any benefit provided under any applicable double taxation treaty.

SECTION 4.11. Exercise of rights. The Custodian agrees not to exercise any rights related to the Deposited Securities other than in accordance with this Section 4.

ARTICLE V

THE COMPANY AND THE CUSTODIAN

SECTION 5.01. Maintenance of Custodian’s Office. Until the termination of this Custodian Agreement in accordance with its terms, the Custodian shall arrange for the maintenance of facilities in Stockholm, Sweden, and all necessary agreements for the execution and delivery, registration, registration of transfers and surrender of SDRs in accordance with the provisions of this Custodian Agreement, the VPC Agreement and the Swedish Financial Instruments Accounts Act.

Except for obligations to be performed by Euroclear Sweden the Custodian may perform its obligations through any other agent appointed by it, provided that the Custodian receives the prior written consent of the Company (which shall not be unreasonably withheld). The Custodian shall at all times remain responsible for the performance of such obligations as if no agent were appointed.

SECTION 5.02. General Terms and Conditions. The General Terms and Conditions may only be amended as permitted under the General Terms and Conditions. The Custodian shall notify the Holders regarding decisions to amend the General Terms and Conditions in the manner set forth in Section 4.09.

The Custodian shall have no right or obligation under this Custodian Agreement which would contravene any right or obligation of the Custodian to Holders and Beneficial Owners under the General Terms and Conditions.

SECTION 5.03. Obligations of the Custodian and the Company. The Company assumes no obligation and shall be subject to no liability under this Custodian Agreement to Holders, Beneficial Owners or other persons, except to perform such obligations as are specifically set forth in this Custodian Agreement, including the General Terms and Conditions, in good faith and using its reasonable judgment.

The Custodian assumes no obligation and shall be subject to no liability under this Custodian Agreement to Holders, Beneficial Owners or other persons, except to perform such obligations as are specifically set forth in this Custodian Agreement, including the General Terms and Conditions, in good faith and using its reasonable judgment.

The Company and the Custodian undertake to perform such duties and only such duties as are specifically set forth in this Custodian Agreement and the General Terms and Conditions, and no implied covenants or obligations shall be read into this Custodian Agreement against the Company or the Custodian.

The Custodian shall cooperate with the Company to the extent reasonable, in accordance with Swedish law and at the Company´s expense in the event of any examination by an authority regarding withholding taxes or information reporting in respect of any distribution by the Company in cash or property, and no indemnity shall be required pursuant to the preceding sentence.

The Custodian agrees and acknowledges that the fact that the Shares will be deposited with the Registrar does not release the Custodian from any of its obligations pursuant to this Custodian Agreement and the General Terms and Conditions.

SECTION 5.04. Representations and Warranties. The Company hereby represents and warrants to the Custodian that:

(i) the Company under its Articles of Association and applicable law is entitled to enter into the Custodian Agreement and that the Custodian Agreement constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms; and

(ii) the execution and performance of the Custodian Agreement will not violate any provision of any existing laws or regulations or of any agreement now existing and binding on the Company.

The Custodian hereby represents and warrants to the Company that:

(i) the Custodian under its Articles of Association and Bye-Laws and applicable law is entitled to enter into the Custodian Agreement and that the Custodian Agreement constitutes valid and binding obligations of the Custodian enforceable against the Custodian in accordance with its terms; and

(ii) the execution and performance of the Custodian Agreement will not violate any provision of any existing laws or regulations or of any agreement now existing and binding on the Custodian.

SECTION 5.05. Prevention or Delay in Performance by the Custodian, the Registrar or the Company. Neither shall the Custodian, the Registrar nor the Company incur any liability to any Holder, Beneficial Owner or other person if by reason of any present or future laws, legal decrees or regulation of Sweden, Luxembourg or any other country, by any Swedish or foreign governmental or regulatory authority, or stock exchange or securities marketplace, by any provision, present or future, of the Articles of Association or of the Shares, or by any act of God, war, strikes, blockades, boycotts, lockouts or other similar circumstances, the Custodian, the Registrar or the Company shall be prevented, delayed or forbidden from or subjected to any civil or criminal penalty or restraint on account of, or delayed in doing or performing any act or thing which by the terms of this Custodian Agreement it is provided shall be done or performed; nor shall the Custodian, the Registrar nor the Company incur any liability to any Holder, Beneficial Owner or other person by reason of any nonperformance or delay, caused as aforesaid, in performance of any act or thing that by the terms of this Custodian Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Custodian Agreement.

The above limitation on liability with respect to strikes, blockades, boycotts and lockouts shall apply even if the Custodian, the Registrar or the Company itself undertakes, or is the object of such actions.

In cases other than as set forth in the first paragraph neither the Custodian, the Registrar nor the Company shall be liable for compensatory damages where the Custodian, the Registrar and the Company have acted with normal care. Neither the Custodian, the Registrar nor the Company shall be liable for indirect damage.

Where the Custodian, the Registrar or the Company is prevented from effecting payment or other measures due to circumstances as set forth in the first paragraph, such measure may be postponed until the impediment ceases.

Provided the Company has acted with normal care, the Company shall not be liable for any damages which may arise out of acts performed or omitted by the Custodian or the Registrar due to the negligence of the Custodian or the Registrar, and in any case the Company shall not be liable for indirect or consequential losses.

SECTION 5.06. Charges of Custodian. Until December 31, 2013, the Company agrees to pay the fees and reasonable expenses of the Custodian, if any, in accordance with Exhibit B attached hereto, unless the Custodian resigns or is removed before such date. By June 30th of each year, beginning in 2013, the Custodian shall notify the Company of its proposed fees and expenses (the “Proposed Fee Schedule”) for the next succeeding year. The Proposed Fee Schedule shall be effective from January 1st of such year unless i) otherwise agreed between the Company and the Custodian by the preceding December 31st or ii) the Company removes or has removed the Custodian by terminating this Custodian Agreement in accordance with the first paragraph of Section 6.03 hereof. In the event of removal as described in ii) above, the fees in effect at the time of removal shall continue to be in effect until the effective date of termination. If the Company does not receive a Proposed Fee Schedule by June 30th of any year, the fee schedule as agreed to for such year will apply for the next succeeding year unless i) otherwise agreed between the Company and the Custodian by the preceding December 31st or ii) the Company removes or has removed the Custodian pursuant to the first paragraph of Section 6.03 hereof. If for any reason the Custodian shall continue to serve hereunder after removal date the Proposed Fee Schedule will be effective from the scheduled removal date until the next succeeding December 31st.

The Custodian is entitled to debit the Cash Account with an amount corresponding to the fees and expenses set out in the first paragraph, thirty (30) days after the Custodian has advised the Company thereof.

The right of the Custodian to receive payment of fees, charges and expenses incurred prior to termination of this Custodian Agreement as provided in this Section 5.06 shall survive the termination of this Custodian Agreement for a period of twelve months from the date of the written notice of termination, given in accordance with Section 6.03 hereof.

SECTION 5.07. Indemnification. The Company shall indemnify, defend and hold harmless the Custodian against any loss, liability, tax or expense (including reasonable fees and expenses of counsel) that may arise out of acts performed or omitted in connection with this Custodian Agreement and the SDRs, as the same may be amended, modified or supplemented from time to time, (i) by the Custodian including Euroclear Sweden, (ii) by the Company or (iii) by AST, except to the extent such loss, liability, tax or expense is due to negligence, willful misconduct or bad faith of the Custodian including Euroclear Sweden.

The Custodian shall indemnify, defend and hold harmless the Company against any loss, liability, tax or expense (including reasonable fees and expenses of counsel) that may arise out of acts performed or omitted by the Custodian due to the negligence, bad faith or willful misconduct of the Custodian in accordance with this Custodian Agreement, including, for the avoidance of doubt, the Custodian’s material breach of this Custodian Agreement. Under no circumstances does the Custodian, the Registrar or the Company accept responsibility for indirect or consequential loss or damage.

The parties shall not be held responsible for any loss or damage resulting from a legal enactment (Swedish, Luxembourg or foreign), the intervention of a public authority (Swedish, Luxembourg or foreign), an act of war, strike, blockade, boycott, lockout or any similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts shall apply even if the party itself takes such measures or is the subject of such measures.

Where a circumstance as referred to in the third paragraph in this section should prevent the party from entirely or partly carrying out any measure to be taken in accordance with this Custodian Agreement, fulfillment may be postponed until the obstacle no longer exists.

The obligations set forth in this Section 5.07 shall survive the termination of this Custodian Agreement and the succession or substitution of any indemnified person.

ARTICLE VI

AMENDMENT, EFFECTIVE DATE AND TERMINATION OF THE CUSTODIAN AGREEMENT

SECTION 6.01. Amendment. Any provisions of this Custodian Agreement may at any time and from time to time be amended by written agreement between the Company and the Custodian in any respect which they may deem necessary or desirable to the extent this Custodian Agreement does not contravene the General Terms and Conditions. For amendments of the General Terms and Conditions, see Section 5.02.

SECTION 6.02. Effective Date of this Custodian Agreement.  This Custodian Agreement shall enter into force on the date that the Company makes the Deposit of Shares by registration of the Custodian as owner of the Shares in either the share register of the Company as set out in Section 2.01 (i) above, or the register maintained by AST as set out in Section 2.01 (ii) above.

SECTION 6.03. Termination.  This Custodian Agreement may be terminated by either the Custodian or the Company by giving the other party a written notice of termination not less than six months in advance. If, despite such termination, the Shares shall continue to be represented by SDRs, then the Company shall no later than three months before the effective date of termination notify the Holders of the termination and appoint a successor custodian. Such successor custodian shall begin its service hereunder well in advance of the effective date of termination of this Custodian Agreement and the Custodian will assist in order to ensure a swift transfer in the succession. Every successor custodian shall execute and deliver to its predecessor and to the Company an instrument in writing accepting its appointment hereunder, and thereupon such successor custodian, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Company, shall execute and deliver an instrument transferring to such successor all rights and powers of such predecessor hereunder, shall duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and shall deliver to such successor a list of the Holders of all outstanding SDRs and such other books and records maintained by such predecessor and its agents with respect to its function as Custodian hereunder in accordance with Swedish law. Any such successor custodian shall enter into a new VPC Agreement with Euroclear Sweden and shall promptly mail notice of its appointment to the Holders.

In the event that a successor custodian has not been appointed and assumed all rights and obligations of the Custodian within six months after the date of the notice of termination regarding the Custodian Agreement, then (i) the Custodian shall be entitled to terminate the General Terms and Conditions with six months notice, and (ii) the Custodian will continue to act as custodian under this Custodian Agreement until expiry of such six months notice period. For the avoidance of doubt, the Custodian’s right to fees under this Custodian Agreement shall continue to apply during such notice period.

This Custodian Agreement shall further terminate when (i) the Shares are no longer represented by SDRs or (ii) the SDRs are de-listed from Stockholmsbörsen. In such event, the Custodian Agreement shall terminate upon the effective date of completing the matters set out in (i) and (ii) in the aforementioned sentence. The Company undertakes to inform the Custodian immediately upon deciding that the Shares no longer shall be represented by SDRs or that the SDRs shall be de-listed from Stockholmsbörsen.

This Custodian Agreement may further be terminated by a written notice of termination as follows and with an effective date of such termination as set out below:

(i)                                     by either party in the event that Euroclear Sweden has given notice of termination of the VPC Agreement to the Company and the Custodian, in which case this Custodian Agreement shall terminate on the effective date of termination of the VPC Agreement;

(ii)                                  by the Custodian in the event that the Company has applied for restructuring, bankruptcy, liquidation or other similar procedure, or where such a procedure commences upon application by third parties, in which case this Custodian Agreement shall terminate at the effective date of termination of  the General Terms and Conditions following termination thereof  by the Custodian;

(iii)                               by the Company  in the event that the Custodian has applied for restructuring, bankruptcy, liquidation or other similar procedure, or where such a procedure commences upon application by third parties, in which case this Custodian Agreement shall terminate 30 days after the termination notice, or such later date as decided by the Company, however not earlier than such date when the Custodian have been replaced as issuer of the SDRs or the Custodian has otherwise ceased to be bound by the General Terms and Conditions;

(iv)                              by the Custodian, in the event that the Company materially breaches its obligations under this Custodian Agreement or the General Terms and Conditions, in which case this Custodian Agreement shall terminate at the effective date of termination of the General Terms and Conditions following termination thereof by the Custodian; or

(v)                                 by the Company, in the event that the Custodian materially breaches its obligations under this Custodian Agreement or the General Terms and Conditions, in which case this Custodian Agreement shall terminate three months after the termination notice or such later date as decided by the Company, however not earlier than such date when the Custodian has been replaced as issuer of the SDRs or the Custodian has otherwise ceased to be bound by the General Terms and Conditions.

The Custodian shall at any time (i) at the direction of the Company or (ii) when Euroclear Sweden has given notice of termination of the VPC Agreement to the Company and the Custodian, terminate the General Terms and Conditions. Further, the Custodian may terminate the General Terms and Conditions to the extent permitted by the General Terms and Conditions. Well in advance of a termination of the General Terms and Conditions, the Company and the Custodian undertakes to cooperate in good faith in order to create viable alternatives for the Holders’ keeping of Shares following a de-registration of the SDRs. Termination of the General Terms and Conditions shall be made in accordance with the General Terms and Conditions. In the notice of termination provided to the Holders, the Custodian shall set forth the record date upon which the Custodian shall de-register all the SDRs in the VPC Register. The Custodian shall transfer the Shares in accordance with instructions by the Holders or as otherwise agreed with the Holders. In the event (i) the Holder has not provided a transfer instruction, (ii) it is not practically possible to transfer the Shares in accordance with the transfer instruction by the Holder or

(iii) an agreement has otherwise not been reached, the Custodian is entitled to sell the underlying Shares. The Holder shall be entitled to the proceeds of the sale following deduction for reasonable costs, fees and taxes. The amount shall be paid to the cash account linked to respective VPC Account of the Holder concerned or in the absence of such cash account, in the form of a payment notice. No interest shall accrue on the amount.

Upon termination of this Custodian Agreement, the Company and the Custodian shall be discharged from all obligations under this Custodian Agreement except for their respective obligations under Sections 5.06 and 5.07 hereof.

ARTICLE VII

MISCELLANEOUS

SECTION 7.01. Counterparts. This Custodian Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

SECTION 7.02. No Third Party Beneficiaries. This Custodian Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person, including any Holder.

SECTION 7.03. Severability. In case any one or more of the provisions contained in this Custodian Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.

SECTION 7.04. Notices. All notices and other communications required or permitted under this Custodian Agreement must be in writing and shall be deemed to have been received by a party when (i) delivered by registered or certified airmail (Sw. rekommenderat brev eller rekommenderat brev med mottagningsbevis), on the fifth Business Day after the day it was handed in for delivery, unless actually received earlier by the recipient or (ii) delivered by courier, on the second Business Day after the day it was sent, unless actually received earlier by the recipient.

All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

If to the Company, to:Millicom International Cellular S.A. , with registered office in 15, rue Leon Laval, L-3372 Leudelange, Luxembourg, Attention: Lars Swenningson, Corporate Secretary, or to any other address which the Company may specify in writing to the Custodian.

If to the Custodian, to: Skandinaviska Enskilda Banken AB (publ), S-106 40 STOCKHOLM, Sweden, Attention: Group Operations & IT, Issuer Agent Department, RB6, or to any other address which the Custodian may specify in writing to the Company.

Any and all notices to be given to any Holder shall be deemed to have been duly given if personally delivered, or sent by mail, first class airmail postage prepaid, or air courier  confirmed by letter sent by mail or air courier, addressed to such Holder at the address of such Holder as it appears in the VPC Register for SDRs.The Custodian may, in lieu of mailing notices and provided that the Company has given the Custodian its written consent, publish the notice in at least one Swedish daily newspaper with nation-wide coverage.

SECTION 7.05. Governing Law. This Custodian Agreement shall be interpreted and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by the laws of Sweden without regard to the principles of conflicts of laws thereof. Any dispute arising out of or in connection with this Custodian Agreement shall be finally settled by arbitration in accordance with the Swedish Arbitration Act. This procedure shall take place in Stockholm, Sweden and be held in English. It is understood that notwithstanding any present or future provisions of the laws of Sweden, the rights of holders of Shares and the other Deposited Securities and rights, duties and obligations of the Company in respect of such holders shall be governed by the Company’s Articles of Association, as well as the laws of the Grand-Duchy of Luxembourg.

IN WITNESS WHEREOF, MILLICOM INTERNATIONAL CELLULAR S.A. and SKANDINAVISKA ENSKILDA BANKEN AB (publ) have duly executed this Custodian Agreement as of the day and year first above set out.

MILLICOM INTERNATIONAL CELLULAR S.A.

By:
	Name:	Lars Svenningsson
Title:

By:
	Name:	Francois-Xavier Roger
Title:

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By:
	Name:	Anna Sandell
Title:

By:
	Name:	Karin Åge
Title: